Exhibit 23.4

John T. Boyd Company Mining and Geological Consultants

January 13, 2026

File: 3976.013

Consent to be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear and to the incorporation by reference of any information contained in any mineral reserves or resources reports prepared by us on behalf of Hallador Energy Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, in this Registration Statement on Form S-3 (the “Registration Statement”), including any amendment thereto, any related prospectus and any related prospectus supplement.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:

/s/ Ronald L. Lewis
Ronald L. Lewis
Managing Director and COO